UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

October 17, 2006
Date of Report (Date of earliest event reported)

HARBOR ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32688 (Commission File Number)	56-2518836 (I.R.S. Employer Identification No.)

One Boston Place, Suite 3630, Boston, MA 02108
(Address of principal executive offices) (Zip Code)

(617) 624-8409
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

Stock Purchase Agreement

On October 17, 2006, Harbor Acquisition Corporation (the “Company”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Elmet Technologies, Inc. (“Elmet”) and the holders of all of the outstanding shares and warrants of Elmet (the “Elmet Stockholders”). Subject to the terms and conditions of the Stock Purchase Agreement, the Company has agreed to acquire (the “Acquisition”) approximately 88% of the outstanding Elmet shares and all of its outstanding warrants. Certain of the Elmet Stockholders will initially retain the remaining 12% of the outstanding Elmet shares subject to a right (the “Put Right”) to exchange their Elmet shares for shares of the Company’s common stock at an agreed-upon ratio. Following completion of the Acquisition, the Company anticipates that it will change its name to “Elmet Technologies Holdings, Inc.”

Elmet is a fully-integrated manufacturer of custom-designed and engineered refractory metal product solutions for a variety of high technology end-market applications. Elmet specializes in two refractory metal elements, molybdenum and tungsten. The majority of Elmet’s products are components supplied to original equipment manufacturers in the data storage and semiconductor, medical, electronics, lighting, furnace and aerospace markets. Elmet is headquartered in Lewiston, Maine, and has approximately 230 employees.

The Acquisition is expected to be consummated during the first quarter of 2007, after the required approval by the Company’s stockholders and the fulfillment of certain other conditions.

Upon completion of the Acquisition, John S. Jensen, Elmet’s president and chief executive officer, will remain as such and become the Company’s president and chief executive officer, and Carl Miller, Elmet’s treasurer and chief financial officer, will remain as such and become the Company’s treasurer and chief financial officer. Upon completion of the Acquisition, the Company will appoint Mr. Jensen, Knute C. Albrecht, and two non-management additional directors with relevant business experience nominated by Mr. Jensen and reasonably acceptable to the Company as members of the Company’s board of directors, which will then consist of a total of eight directors. The other four directors will be John Carson, David A.R. Dullum, Robert J. Hanks and William E. Mahoney, who currently serve as directors of the Company.

The following description summarizes the material provisions of the Stock Purchase Agreement and is qualified in its entirety by reference to the Stock Purchase Agreement. Stockholders should read carefully the Stock Purchase Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K. The Stock Purchase Agreement contains representations and warranties which the Company, on the one hand, and Elmet and the Elmet Stockholders, on the other, have made to one another and are for the benefit of such parties only, and may not be relied upon by any other person. The representations and warranties contained in the Stock Purchase Agreement are qualified by the disclosure schedules to the Stock Purchase Agreement. The disclosure schedules are confidential and contain nonpublic information. Although the Company believes the disclosure schedules do not contain any information which the securities laws require the Company to publicly disclose, the disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Stock Purchase Agreement. Accordingly, you should not rely on the representations and warranties as complete descriptions of the actual facts. Furthermore, information concerning the subject matter of the representations and warranties may change following the date of the Stock Purchase Agreement, and subsequent information may or may not be fully reflected in the Company’s public disclosures.

Purchase Price – Payment

The purchase price to be paid by the Company (assuming that Elmet satisfies following the closing all of the contingent payment earn-out requirements summarized below) for all the issued and outstanding shares and warrants of Elmet is $150 million, less the amount of Elmet debt outstanding on the closing date. Up to $28 million of the purchase price will be contingent upon Elmet meeting certain financial benchmarks as described below. The balance of the purchase price will be payable at closing, and will consist of approximately $13.15 million in Company common stock and the balance in cash.

Assuming that $31.8 million in Elmet debt is outstanding on the closing date, the purchase price payable to the Elmet Stockholders would be $118.2 million (the “Net Equity Value”), payable as follows:

•              $77.1 million in cash at closing;

•                                          2,191,240 shares of the Company’s common stock, representing an aggregate agreed-upon value of $13,147,440 using an agreed-upon price of $6.00 per Company share for purposes of determining the number of shares issuable to the Elmet Stockholders  under the Stock Purchase Agreement, to be issued to certain of the Elmet Stockholders either at closing or upon subsequent exercise of the Put Right; and

•                                          up to $28 million (the “Contingent Payment”), payable in either one or two installments, if certain adjusted EBIDTA targets are met, as more fully described below. EBITDA is defined in the Stock Purchase Agreement for purposes of the Contingent Payment as earnings before interest, taxes, depreciation and amortization, subject to certain adjustments that are more fully described in the Stock Purchase Agreement.

The cash consideration payable at closing is subject to a working capital purchase price adjustment. If the closing does not occur in 2006, the cash consideration will also increase in monthly increments (up to a maximum of $3 million), in order to compensate the Elmet Stockholders for the delay in payment.

Continuing Stockholders

Under the Stock Purchase Agreement, six existing Elmet Stockholders, including John S. Jensen (the “Continuing Stockholders”), will initially retain a portion of their Elmet shares, constituting approximately 12% of Elmet’s total outstanding shares immediately prior to the closing. Each Continuing Stockholder will have the right (the “Put Right”) to require the Company to exchange shares of Company common stock for the Elmet shares retained by the Continuing Stockholder at any time after the sixth month anniversary of the closing date. The Continuing Stockholders have agreed that they will not sell or otherwise transfer their retained Elmet shares in the future except pursuant to the Put Right or certain permitted transfers in which the retained Elmet shares will remain subject to the same transfer restrictions as are initially applicable to the Continuing Stockholders.

Contingent Payment

The Elmet Stockholders may receive a Contingent Payment of up to $28 million, based upon the achievement of certain financial performance thresholds in 2007 and 2008. If earned, the Company will pay 60% of the Contingent Payment in cash and the 40% balance in shares of the Company’s common stock. Any Company shares issued as part of the Contingent Payment will be valued based on the average closing price of the Company’s common stock during the 20 consecutive trading day period ending on the day preceding each date on which an installment of the Contingent Payment will be payable, if earned.

If the Company’s and Elmet’s combined EBITDA (determined in accordance with the Stock Purchase Agreement) for the 12-month measurement period ending December 31, 2007 is equal to or exceeds $21 million, all of the $28 million Contingent Payment will be paid within ten business days after the completion of the audit of the Company’s financial statements for the 2007 fiscal year, subject to dispute resolution procedures. If EBITDA for such measurement period is equal to $18 million, one-half of the $28 million Contingent Payment will be paid. If EBITDA for such measurement period exceeds $18 million, but is less than $21 million, the Contingent Payment will be appropriately pro-rated.

If the full $28 million Contingent Payment is paid with respect to the 2007 measurement period, no further payment shall be made. If the full $28 million Contingent Payment is not made with respect to the 2007 measurement period, then the following payments shall be made with respect to the 2008 measurement period. If EBITDA for the 24-month measurement period ending December 31, 2008 equals or exceeds $39 million, the balance, if any, of the $28 million Contingent Payment will be paid within ten business days after the completion of the audit of the Company’s financial statements for the 2008 fiscal year, subject to dispute resolution procedures. If EBITDA for the 2008 measurement period is equal to $37 million, one-half of the balance of the Contingent Payment will be paid. If EBITDA for such measurement period exceeds $37 million but is less than $39 million, the balance of the Contingent Payment will be appropriately pro-rated. In no event will a payment be made for the 2008 measurement period unless EBITDA for the 2008 fiscal year exceeds EBITDA for the 2007 fiscal year by at least 5%.

Escrow Agreement

At the closing of the Acquisition, the Company will deposit 5% of the Net Equity Value (the “Escrow Amount”) with an escrow agent to secure any post-closing adjustment in the purchase price in the Company’s favor and any indemnification obligations of the Elmet Stockholders for breaches of their representations, warranties and covenants in the Stock Purchase Agreement. Subject to claims made by the Company, in the event that an installment of the Contingent Payment is made based upon EBITDA for the 2007 measurement period, an amount equal to 5% of that installment will be released from funds held under the Escrow Agreement. The remaining funds held under the Escrow Agreement will be held 18 months after the closing date, and 40% of the Escrow Amount will be held until 24 months after the closing date. With certain limited exceptions, the Company’s right to seek indemnification will be limited to the amount held under the Escrow Agreement at the time the claim is made.

Registration Rights and Lock-Up Agreement

The shares of the Company’s common stock issued to the Elmet Stockholders in connection with the Acquisition will be issued in a private placement. Accordingly, the Elmet Stockholders will not be able to resell such shares unless and until they are registered under the Securities Act of 1933, as amended, or an exemption from the registration requirements of such Act is available for purposes of such resale. At the closing, the Company and each holder of at least 1% of the outstanding Elmet shares will enter into a registration rights and lock-up agreement under which such holders will agree not to sell any of their Company shares for at least six months after the closing and the Company will agree, subject to the terms and conditions set forth in the agreement, to file and cause to become effective a registration statement which will allow such holders to sell their Company shares following the end of such six-month period.

Certain Relationships and Fairness Opinion

Robert J. Hanks, the Company’s chief executive officer, served as a member of the Elmet board of directors from January 2004 to September 2006, and certain of the Company’s officers and directors, or private equity firms with which they are affiliated, are the holders of approximately 7.4% of Elmet’s issued and outstanding shares (8.3% on a fully-diluted basis including the outstanding Elmet warrants).

In order to avoid conflicts of interest, the solicitations of offers for purchase of Elmet common stock and the negotiation of the terms of the Acquisition were supervised and approved by a special committee consisting of disinterested members of the Elmet board of directors. The preparation of the Company’s offer and the negotiation of the terms of the Acquisition were supervised and approved by a special committee consisting of disinterested members of the Company’s board of directors.

Prior to the decision by the Company’s board of director to approve the Acquisition, the Company received an opinion of Houlihan Smith & Company, Inc., an independent investment banking firm, to the effect that the Acquisition will be fair, from a financial point of view, to the unaffiliated stockholders of the Company and that the fair market value of Elmet is at least 80% of the Company’s net assets. The Company’s board of directors considered and approved the fairness opinion in deciding to approve the Acquisition.

Representations and Warranties

The Stock Purchase Agreement contains customary representations and warranties that Elmet and the Elmet Stockholders have made to the Company and the Company has made to Elmet and the Elmet Stockholders. Certain of the representations and warranties of Elmet and the Elmet Stockholders are qualified as to materiality or material adverse effect.

Covenants

Under the Stock Purchase Agreement, the Company and Elmet have each agreed to take such actions as are necessary, proper and advisable to consummate the Acquisition. Elmet has also agreed, subject to certain permitted exceptions, to carry on its business pending the closing in the usual, regular and ordinary course.

No Solicitation

Elmet and the Elmet Stockholders have agreed, pending the closing, not to directly or indirectly solicit, initiate, encourage or facilitate any proposal or offer from or engage in any discussions or negotiations with any person other than the Company, with respect to a proposal for a business combination other than with the Company. The Company has agreed that while the Stock Purchase Agreement is in effect, it will not execute any binding or non-binding letter of intent or definitive agreement with any person other than Elmet with respect to a business combination with the Company.

Indemnification

The Elmet Stockholders have agreed to hold the Company and its officers, directors, stockholders and agents harmless for any damages, whether as a result of any third party claims or otherwise, which arise out of or by reason of any breach by Elmet or the Elmet Stockholders of their representations, warranties, covenants or obligations under the Stock Purchase Agreement. The Company has agreed to hold harmless Elmet and the Elmet Stockholders and their respective officers and directors for any losses arising out of or by reason of any breach of the Company’s representations, warranties or covenants. Subject to certain limited exceptions, claims made against the Elmet Stockholders may be asserted only once the aggregate amount of all claims exceeds $500,000 and, with certain limited exceptions, will not exceed the Escrow Amount. The representations and warranties of the parties under the Stock Purchase Agreement will survive the closing for 18 months after the closing date, except that certain representations and warranties regarding employee benefit programs and environmental matters will survive for 24 months after the closing date. The Company’s obligation to indemnify Elmet and the Elmet Stockholders for any loss shall not exceed $1 million in the aggregate.

Conditions to the Completion of the Acquisition

The closing of the Acquisition will take place two business days following the satisfaction or waiver of certain customary closing conditions as described below.

General Conditions. The obligations of the parties to the Stock Purchase Agreement to close the Acquisition are subject to certain closing conditions, including the following:

•                                          the Company’s stockholders shall have approved an employee equity incentive plan and shall have reserved at least 840,000 shares of Company common stock for issuance thereunder;

•                                          no statute, rule, order or decree shall have been enacted or promulgated which directly prohibits the Acquisition;

•                                          no court order or injunction precluding the Acquisition shall be in effect;

•                                          Elmet’s outstanding indebtedness shall be paid in full;

•                                          the Company shall have received the affirmative vote of a majority of its common stock approving the Acquisition and the transactions contemplated thereby; and

•                                          holders of not more than 19.99% of the shares of Company common stock issued to public stockholders in the Company’s initial public offering shall have exercised their rights to convert said shares into a pro rata share of the trust fund in accordance with the Company’s corporate charter.

Company’s Conditions to Closing. The Company’s obligations to close the Acquisition are subject to certain customary closing conditions, including the following:

•                                          the representations and warranties made by Elmet and the Elmet Stockholders in the Stock Purchase Agreement are true and correct in all material respects as of the closing date;

•                                          all covenants of Elmet and the Elmet Stockholders in the Stock Purchase Agreement shall  have been complied with in all material respects as of the closing date;

•                                          Elmet shall have received all material consents and waivers  required by the Stock Purchase Agreement;

•                                          there shall have been no Material Adverse Effect (as defined in the Stock Purchase Agreement) on Elmet since the date of the Stock Purchase Agreement;

•                                          the Company shall have received certain agreements and  releases from the Elmet Stockholders as provided in the Stock Purchase Agreement;

•                                          the Company shall have received an opinion of counsel from Goodwin Procter LLP in the form set forth as an exhibit to the Stock Purchase Agreement; and

•                                          the current employment agreement between Elmet and John S. Jensen shall have been extended through December 31, 2008.

Elmet’s Conditions to Closing. The obligations of Elmet and the Elmet Stockholders to close the Acquisition are subject to certain customary closing conditions, including the following:

•                                          the representations and warranties made by the Company in the Stock Purchase Agreement are true and correct in all material respects as of the closing date;

•                                          all covenants of the Company in the Stock Purchase Agreement shall  have been complied with in all material respects as of the closing date;

•                                          the Company shall be on compliance with the reporting requirements of the Securities Exchange Act of 1934 and all of the shares of Company common stock issued or issuable pursuant to the Stock Purchase Agreement shall be listed for trading on the American Stock Exchange; and

•                                          Elmet and the Elmet Stockholders shall have received an opinion of counsel from Davis, Malm & D’Agostine, P.C. in the form set forth as an exhibit to the Stock Purchase Agreement.

Termination

The Stock Purchase Agreement may be terminated prior to the closing of the Acquisition, as follows:

•                                          at any time, by mutual written consent of the parties;

•                                          by Elmet and the Elmet Stockholders’ Representative upon a material breach of any representation, warranty or covenant of the Company which is not capable of cure or has not been cured within 30 days after notice to the Company;

•                                          by the Company upon a material breach of any representation, warranty or covenant of Elmet or the Elmet Stockholders which is not capable of cure or has not been cured within 30 days after notice to Elmet and the Elmet  Stockholders’ Representative;

•                                          by Elmet, the Elmet Stockholders’ Representative, or  the Company, at any time after June 30, 2007, if the closing has not occurred by that date, provided that if the Company has mailed a proxy statement to its stockholders prior to that date, the parties shall not have the right to terminate until after 15 days following the date of the Company’s stockholder meeting;

•                                          by Elmet and the Elmet Stockholders’ Representative if (i) the Company’s board of directors fails to include a recommendation in such proxy statement that the stockholders of the Company approve the Acquisition, or (ii) the Company’s board of directors withdraws or modifies such recommendation in a manner adverse to Elmet and the Elmet Stockholders, or (iii) the Company fails to obtain the approval of the Acquisition by a majority of the shares of its outstanding common stock at the stockholder meeting; and

•                                          by the Company if there is a Material Adverse Effect (as defined in the Stock Purchase Agreement) on Elmet between  the date of the Stock Purchase Agreement and the closing date.

Effect of Termination

In the event the Stock Purchase Agreement is terminated, the Stock Purchase Agreement shall be void and there shall be no further liability or obligations thereunder, except that:

•                                          certain covenants with respect to access to information, confidentiality, non-solicitation of employees and payment of expenses will survive termination;

•                                          if subsequent to the termination of the Stock Purchase Agreement by Elmet and the Elmet Stockholders’ Representative due to (i) the failure of the Company’s board of directors to recommend the Acquisition, (ii) the withdrawal or modification of such recommendation, or (iii) the failure of the Company’s stockholders to approve the Acquisition (as described above), the Company completes an acquisition with another entity, then the Company shall pay to Elmet a termination fee in the amount of $3 million; and

•                                          no party shall be relieved at any liability for willful breach of the Stock Purchase Agreement.

Item 3.02.              Unregistered Sales of Equity Securities

As set forth under Item 1.01, the Stock Purchase Agreement will, subject to certain conditions, result in the issuance of Company common stock without registration under the Securities Act of 1933, as amended. Such sale is expected to qualify for an exemption pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 7.01.              Regulation FD Disclosure

The information contained in this Item 7.01 shall not be deemed to be incorporated by reference in any filings under the Securities Act of 1933, as amended.

Press Release

On October 17, 2006, the Company issued a press release announcing it had entered into the Stock Purchase Agreement with Elmet and the Elmet Stockholders. A copy of the press release is attached hereto as Exhibit 99.1.

Filing of Certain Materials

The Company plans to hold presentations for certain of its stockholders regarding the Acquisition. At such presentations, the slide show presentation attached to this Current Report on Form 8-K as Exhibit 99.2 will be distributed to participants.

Additional Information and Where to Find It

Stockholders of the Company, and other interested persons, are advised to read, when available, the Company’s definitive proxy statement regarding the Company’s solicitation of proxies for the special meeting of stockholders to be held in connection with the Acquisition (the “Proxy Statement”), which will contain important information regarding the Acquisition and other matters. The Proxy Statement will be mailed to stockholders as of a record date to be established for voting on the Acquisition. Such persons can also read the Company’s final prospectus dated April 27, 2006 for a description of the security holdings of the Company’s officers and directors and their respective interests in the successful consummation of the Acquisition. The Proxy Statement, once available, and the Company’s final prospectus, can also be obtained without charge at the Securities and Exchange Commission’s website (http://www.sec.gov). Stockholders will also be able to obtain a copy of the Proxy Statement, and the Company’s final prospectus, without charge, by directing requests to Harbor Acquisition Corporation, One Boston Place, Suite 3630, Boston, Massachusetts 02108.

Certain Information Regarding Solicitation of Proxies

The Company and the directors and executive officers of the Company may be deemed to be participating in the solicitation of proxies in respect of the proposed Acquisition. Other information regarding the participants in the proxy solicitation, including the officers and directors of the Company, and a description of their direct and indirect interests in the Acquisition, by security holdings or otherwise, will be contained in the Proxy Statement.

Item 9.01.              Financial Statements and Exhibits

(c)           Exhibits

Exhibit No.	Description

10.1

Stock Purchase Agreement dated October 17, 2006, by and among Harbor Acquisition Corporation, Inc., Elmet Technologies, Inc. and the holders of all of the outstanding shares and warrants of Elmet Technologies, Inc.

99.1	Press Release dated October 17, 2006, announcing the execution of the Stock Purchase Agreement

99.2	Slide Show Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARBOR ACQUISITION CORPORATION

Date: October 17, 2006	By:	/s/ Robert J. Hanks
Robert J. Hanks
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Stock Purchase Agreement dated October 17, 2006, by and among Harbor Acquisition Corporation, Inc., Elmet Technologies, Inc. and the holders of all of the outstanding shares and warrants of Elmet Technologies, Inc.

99.1	Press Release dated October 17, 2006, announcing the execution of the Stock Purchase Agreement

99.2	Slide Show Presentation